                                  EXHIBIT 99.1

PRESS RELEASE

                              FOR IMMEDIATE RELEASE

For Additional Information Contact:
Robert J. Larison, Jr., President and Chief Executive Officer
(912) 284-2213


                       ATLANTIC COAST FEDERAL CORPORATION
                        COMPLETES INITIAL STOCK OFFERING


        Waycross, Georgia - (October 5, 2004) - Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal, headquartered in Waycross, Georgia, announced today that Atlantic Coast Federal Corporation, the holding company of Atlantic Coast Federal, has completed its initial stock offering. The holding company sold 5,819,000 shares of common stock at $10.00 per share in a subscription offering. In addition, 8,728,500 shares of the holding company's common stock were issued to Atlantic Coast Federal, MHC.

        The shares of Atlantic Coast Federal Corporation will trade on the NASDAQ National Market under the symbol "ACFC." Trading began on October 5, 2004. The subscription offering was managed by Friedman, Billings, Ramsey & Co., Inc. The law firm of Luse Gorman Pomerenk & Schick served as counsel to Atlantic Coast Federal Corporation.

        Atlantic Coast Federal, a federally-chartered and insured stock savings association, was organized in 1939 as a credit union serving the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association. Atlantic Coast Federal Corporation was formed on January 1, 2003. Atlantic Coast Federal serves southeastern Georgia and the Jacksonville, Florida metropolitan area through 13 offices.